                                                               EXHIBIT (8)(e)(3)

                 AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT

         THIS AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of January 1, 2000, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (the "Company"), AMERICAN CENTURY MUTUAL FUNDS, INC (the "Issuer") and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

         WHEREAS, the Company, Issuer and ACIM are parties to that certain Fund Participation Agreement dated April 30, 1996, as amended December 8, 1997 (the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company; and

         WHEREAS, the parties wish to amend the Agreement to provide a change in reimbursement for shareholder services as provided herein.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company, Issuer and ACIM agree as follows:

         1. Change in Applicable Fee. Based on its understanding that the Company will be adding approximately $200 million to the assets managed by ACIM for the Company as of July 1, 2000, ACIM has agreed to raise the amount of the Administrative Services Fee effective as of January 1, 2000. If the Company fails to add the additional assets, however, beginning July 15, 2000 the Administrative Services Fee shall revert to that in effect as of December 31, 1999. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

         2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

         3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

         4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.


THE VARIABLE ANNUITY LIFE                   AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY                           MANAGEMENT, INC.


By: /s/ ALICE T. KANE                       By: /s/ WILLIAM M. LYONS
   -----------------------------------         --------------------------------
   Name: Alice T. Kane                         Name:  William M. Lyons
   Title: AG Fund Group, President             Title: Executive Vice President
          VALIC, EVP


AMERICAN CENTURY MUTUAL
FUNDS, INC.

By: /s/ CHARLES A. ETHERINGTON
   ----------------------------------
         Name:  Charles A. Etherington
         Title: Assistant Vice President

                                    EXHIBIT A

                       FUNDS AVAILABLE AND APPLICABLE FEE


--------------------------------------------------------------------------------
        ISSUER                          NAME OF FUND     APPLICABLE FEE*
--------------------------------------------------------------------------------
American Century Mutual Funds,       Ultra
Inc.
--------------------------------------------------------------------------------


*    Subject to Section 5 of the Agreement
**   Basis Points


NOTE: If the Company fails to have ACIM begin managing an additional $200 million in new assets in May, 2000, as of July 15, 2000, the applicable fee will be:

     Assets > 0 but < $75 million, 20 BPs (0.20%); Assets $75 million,
                    25 BPs (0.25%).

                                    EXHIBIT C


1. DISTRIBUTOR or FUND will pay VALIC the following asset-based Services Fee computed daily and payable quarterly on the aggregate net asset value of the shares of each FUND maintained in accounts established with the FUND by VALIC:

                             12b-1 Fee
Fund                         Per Annum
----                         ---------

Founders Growth Fund
                             ---------


2. ADVISER or FUND will pay VALIC the following asset-based administrative services fee computed daily and payable quarterly on the average net asset value of the shares of each FUND maintained in accounts established with the FUND by VALIC, except that the fee for the initial term (July 1 to December 31, 1999) may be paid as a lump sum:

                             Administrative Services
Fund                         Fee Per Annum
----                         -------------

Founders Growth Fund
                             ---------

VALIC shall provide ADVISER with the number of contracts owners for whose benefit FUND shares are held in such accounts as of the end of each month as well as such other documentation as ADVISER may reasonably request in order to permit ADVISER to convert the asset-based administrative services fee to a per participant fee for its internal purposes.

All payments to VALIC shall be remitted to the following address:

         2929 Allen Parkway, L7-01
         Houston, Texas 77019
         Attn: Greg Seward